Exhibit 10.3

LOAN AGREEMENT

This Loan Agreement, dated as of August 5, 2025 (this “Agreement”, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time), is entered into by and among Sonder Holdings Inc., a Delaware corporation (“Sonder Holdings”, “Parent” or “Borrower”), the Guarantors listed on the signature pages hereof, Marriott International, Inc. (“Marriott”), as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) and the Persons listed on the schedule of lenders attached hereto as Schedule I (as updated from time to time in accordance with Section 11(d)) (each a “Lender” and collectively, the “Lenders”).

RECITALS

A.          On the terms and subject to the conditions set forth herein, each Lender is willing to make a Loan constituting obligations of Borrower in up to the principal amounts and on the applicable Lending Dates (as defined below) as set forth opposite such Lender’s name on Schedule I, hereto.

B.          Capitalized terms not otherwise defined herein shall have the meaning set forth in Appendix 1 attached hereto.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	The Notes and Loan.

(a)            Issuance of Notes and Borrowing. Subject to all of the terms and conditions hereof, each of the Lenders severally agrees to have made or make Loans on the dates as set forth on the Commitment Schedule (each such date, a “Lending Date”), in each case, in an amount equal to such Lender’s Commitment with respect to such Lending Date (as set forth opposite such Lender’s name on the Commitment Schedule) to evidence the “roll-up” and substitution and exchange (and payment on a cashless basis) of Roll-Up Payments (as defined in the Third Amendment to Marriott License Agreement) as provided for in the Third Amendment to Marriott License Agreement. Lenders will be deemed to have advanced to the Borrower on the applicable Lending Date the applicable Loan to be made on such Lending Date in an amount equal to such Lender’s Commitment with respect to such Lending Date (as set forth on the Commitment Schedule). The Borrower shall prepare, execute and deliver to each Lender a Note of the Borrower payable to such Lender, which shall evidence such Lender’s aggregate Loans deemed made hereunder. The Notes shall be in the form of Exhibit A. The terms and conditions set forth in each Note are deemed to be terms and conditions hereunder and are incorporated by reference herein and this Agreement together with the Notes shall constitute a single instrument evidencing obligations of the Borrower to the Lenders. Each of the Notes will be registered by Borrower in such Lender’s name in Borrower’s records.

(b)           Commitment Schedule. On each date on which any Roll-Up Payments become, or, with respect to such Roll-Up Payments that are “rolled-up” and substituted and exchanged (and paid on a cashless basis) pursuant to the Third Amendment to Marriot License Agreement, would have otherwise (if not for such “roll-up”) become due and payable under the Marriott License Agreement (as such amount is indicated pursuant to an invoice delivered by Marriott to the Borrower under the Marriot License Agreement, or otherwise) (such amount, the “Due and Payable Amount”), the Commitment Schedule shall be and shall be deemed to be automatically updated to provide for additional Commitments to be deemed borrowed on such date (which date shall be the respective Lending Date in respect of such additional Commitment) in an amount equal to such Due and Payable Amount. The Administrative Agent is hereby authorized by Borrower to update the Commitment Schedule from time to time to provide for any such additional Commitments referred to in this Section 1(b) and such updated Commitment Schedule will replace the then extant Commitment Schedule in its entirety. The entry of an additional Commitment on the Commitment Schedule (including, without limitation, pursuant to this Section 1(b)) shall be prima facie and presumptive evidence of such Commitment, and, in accordance with the terms of Section1(a), of the Loan deemed advanced on such date. Administrative Agent shall be entitled (but not required) to deliver a copy of the updated Commitment Schedule to Borrower after making any entry thereon and Borrower hereby waives any defect in or objection to such updated Commitment Schedule a copy of which has been delivered to it by the Administrative Agent absent manifest error. Notwithstanding the foregoing, the Administrative Agent’s failure to update the Commitment Schedule or to deliver a copy of such updated Commitment Schedule to Borrower shall in no way limit or otherwise affect the obligations of Borrower or any Guarantor under this Loan Agreement or the Marriott License Agreement.

(c)           [Reserved].

(d)           [Reserved].

(e)            Independent Nature of Lenders’ Obligations and Rights. The obligations of each Lender under any Transaction Document are several and not joint with the obligations of any other Lender, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Lender pursuant thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.

2.            Representations and Warranties of the Loan Parties.

Each Loan Party represents and warrants to the Lenders, as of the date made or deemed made, that:

(a)           Existence, Qualification and Power. Each Loan Party is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Loan Party and each Subsidiary (a) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Transaction Documents to which it is a party, and (b) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a)(i) or (b), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the copy of the Organization Documents of each Loan Party provided to the Lenders pursuant to the terms of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect.

(b)           Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Transaction Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or by which such Person or the properties of such Person or any of its Subsidiaries is bound or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in each case referred to in clause (b) or (c), to the extent that such conflict, breach, contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(c)            Borrowing. No further approval or authority of the stockholders or the Board of Directors will be required for the borrowing of any Loan as contemplated herein.

(d)           Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Transaction Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Lenders or the Collateral Agent of their rights under the Transaction Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained and (ii) filings to perfect the Liens created by the Collateral Documents.

(e)            Binding Effect. This Agreement has been, and each other Transaction Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Transaction Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(f)	Financial Statements; No Material Adverse Effect.

(i)            Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Group Members as of the date thereof and their results of operations, cash flows and changes in stockholder’s equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. No Group Member has, as of the Closing Date, any material Guarantees, material contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives (in each case excluding leases entered into in the ordinary course of business and consistent with past practice for apartment units, hotel units or other accommodations and guarantees in respect thereof), that (x) are not reflected in the Audited Financial Statements or (y) have been incurred after the date of such financial statements and have not been disclosed to the Lenders.

(ii)           Quarterly Financial Statements. The most recent unaudited Consolidated balance sheets of the Group Members delivered to the Lenders, and the related Consolidated statements of income or operations and cash flows for the quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Group Members as of the date thereof and their results of operations and cash flows for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(iii)          Material Adverse Effect. Since December 31, 2024 (and, in addition, after delivery of the most recent annual audited financial statements in accordance with the terms hereof, since the date of such annual audited financial statements), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(g)         Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Transaction Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(h)         Compliance. Neither any Loan Party nor any Subsidiary thereof (i) is in default under or with respect to any Contractual Obligation, nor has any Loan Party nor any Subsidiary thereof received notice of a claim that it is in default under any Contractual Obligation, that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

(i)           Ownership of Property. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j)	Environmental Compliance.

(i)            The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Loan Parties have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)           Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(k)	[Reserved.]

(l)          Maintenance of Insurance. The property of Sonder Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Sonder Holdings, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.

(m)        Taxes. Each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to Sonder Holdings or any Subsidiary. The filing and recording of any and all documents required to perfect the security interests granted to the Collateral Agent (for the benefit of the Secured Parties) will not result in any documentary, stamp or other taxes.

(n)	ERISA Compliance.

(i)            Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(ii)           There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(iii)          (A) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (B) Sonder Holdings and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (C) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (D) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (E) Sonder Holdings has not and no ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (F) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(iv)          Sonder Holdings has not and no ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan.

(o)	Margin Regulations; Investment Company Act.

(i)            Margin Regulations. Sonder Holdings is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of the issuance of the Notes, not more than twenty-five percent (25%) of the value of the assets (either of the Parent only or of the Parent and its Subsidiaries on a Consolidated basis) will constitute margin stock (within the meaning of Regulation U issued by the FRB).

(ii)           Investment Company Act. Sonder Holdings is not, and immediately after the borrowing of the Loans and application of proceeds thereof will not be, required register as an “investment company” as such term is defined in the Investment Company Act of 1940.

(p)         Disclosure. Sonder Holdings has disclosed to the Lenders, either directly or through public filings with the Commission under the Exchange Act since January 1, 2024 (such documents, including the exhibits thereto, the “SEC Reports”), all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, including the SEC Reports, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lenders in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Transaction Document (in each case as modified or supplemented by other information so furnished), when furnished or filed, contained any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(q)         Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Sonder Holdings and its Subsidiaries, on a Consolidated basis, are Solvent.

(r)          Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(s)	Sanctions Concerns; Anti-Bribery Laws.

(i)            Sanctions Concerns. The Group Members have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Group Members and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Group Members are not knowingly engaged in any activity that would reasonably be expected to result in any Group Member being listed on any Sanctions related list referred to in clause (a) of “Sanctioned Person”. No Group Member, or to the knowledge of Sonder Holdings, any of their respective directors, officers, employees that will act for any Group Member in any capacity in connection with the credit facility established hereby, is listed on any Sanctions related list referred to in clause (a) of the definition of “Sanctioned Person”.

(ii)           Anti-Bribery Laws. No Group Member, nor to the knowledge of any Group Member, or other Person acting on behalf of any such Group Member has taken any action, directly or indirectly, that would result in a violation by such person of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, Sonder Holdings and, to the knowledge of Sonder Holdings, its Affiliates have conducted their businesses in compliance in all material respects with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(t)          Loan Parties. As of the Closing Date, the Loan Parties constitute all of the parties that are party to the Pari Passu Note Documents and the Subordinated Note Documents.

(u)         Labor Matters. Except as set forth on Schedule 2(u) to the Disclosure Letter, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Parent or any of its Subsidiaries as of the Closing Date and none of Sonder Holdings nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Closing Date.

(v)           Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of the Loan Parties or any Subsidiary and, to the knowledge of the Loan Parties, none of the employees of the Loan Parties or any Subsidiary is presently a party to any transaction with the Loan Parties or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Loan Parties, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Loan Parties and (iii) other employee benefits, including equity incentives granted under any equity incentive plan of the Loan Parties.

(w)           No Foreclosure. Notwithstanding that the Borrower’s audited financial statements for the fiscal year ending December 31, 2024 include a going concern qualification and that the Borrower and/or its subsidiaries are currently in default under certain lease agreements due to non-payment of rents, (i) neither the Borrower nor any of its subsidiaries has received written notice from any landlord or lessor of any leased real property of the commencement or threatened commencement of any foreclosure, eviction, or similar proceedings as a result of non-payment of rent or other amounts due under any lease, in each case, that would reasonably be expected to result in a Material Adverse Effect, and (ii) the aggregate proceeds to be received by the Borrower from the Loans, together with other available funds to the Borrower, will be sufficient to pay in full all past due rent and other amounts currently owed to landlords or lessors, such that, after giving effect to such payments, no default or event of default will exist under more than 5% of leased units to which the Issuer or any of its subsidiaries is a party.

3.	[reserved.]

4.	[reserved.]

5.           Conditions to the Closing Date. The occurrence of the Closing Date and each Lender’s obligations under this Agreement are subject to the fulfillment of all of the following conditions, any of which may be waived in whole or in part by the Required Lenders (and with respect to the conditions set forth in Sections 5(g), 5(l) and 5(m), the Administrative Agent):

(a)            Representations and Warranties. The representations and warranties made by the Loan Parties in Section 2 hereof shall be true and correct on the Closing Date.

(b)           Performance. The Loan Parties shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Loan Parties on or before the Closing Date.

(c)            Closing Certificate. A Responsible Officer of Sonder Holdings shall have delivered to the Lenders a certificate in the form of Exhibit F certifying that the conditions specified in Section 5(a), and Section 5(b) have been fulfilled.

(d)           Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, Sonder Holdings shall have obtained all governmental approvals required in connection with the transactions contemplated by the Transaction Documents.

(e)          Legal Requirements. The transactions contemplated by the Transaction Documents shall be legally permitted by all laws and regulations to which such Lender or Sonder Holdings are subject.

(f)          Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing Date and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Required Lenders.

(g)         Transaction Documents. Each Loan Party shall have duly executed and delivered to the Lenders the following documents to which it is a party:

(i)            this Agreement;

(ii)           [reserved;]

(iii)          [reserved;]

(iv)          the Security Agreement;

(v)           each Note to be issued hereunder;

(vi)          the Third Amendment to Marriott License Agreement;

(vii)         the Pari Passu Note Purchase Agreement and the notes to be issued pursuant thereto;

(viii)        the Seventh Amendment to Subordinated Note Purchase Agreement;

(ix)          the Pari Passu Intercreditor Agreement; and

(x)           the First Lien/Second Lien Intercreditor Agreement;

(h)         Filings. All necessary filings, registrations, recordings and other actions required to be taken as of the Closing Date, and all filing, recordation, and other similar fees and all recording, stamp and other Taxes and expenses related to such filings, registrations and recordings required to be paid, for the consummation of the transactions contemplated by the Transaction Documents shall have been taken and paid, respectively (to the extent that the obligation to make payment then exists), by the Loan Parties.

(i)          Approvals. Borrower shall have obtained any necessary approvals by its Board of Directors, its stockholders or applicable third parties.

(j)           Secretary’s Certificate. The Secretary of Sonder Holdings and each Guarantor shall have delivered to the Lenders a certificate certifying (i) a true and complete copy of the such Loan Party’s certificate of incorporation or formation, bylaws, operating agreement or similar governing documents, (ii) resolutions of Sonder Holdings’ Board of Directors and the governing body of each Guarantor approving the Transaction Documents to which such Person is party and the transactions contemplated thereunder, (iii) a certificate as to the good standing in its jurisdiction of organization and (iv) as to the incumbency and signatures of officers of such Loan Party.

(k)           Opinion. The Lenders (as of the date hereof), Administrative Agent and Collateral Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Wilson Sonsini Goodrich & Rosati, P.C., counsel for the Loan Parties, in form and substance reasonably satisfactory to the Required Lenders.

(l)            Fees. Subject to Section 8(q), concurrently with the consummation of the transactions contemplated hereby, Sonder Holdings shall have paid all accrued and unpaid fees and all accrued and unpaid expenses required to be paid on the Closing Date in each case, of the Lenders, Collateral Agent and Administrative Agent (including, the reasonable, documented and out-of-pocket accrued and unpaid fees and expenses of counsel thereto) to the extent invoiced at least one Business Day prior to the Closing Date.

(m)          Lien Searches. The Administrative Agent shall have received completed requests for information or similar search report, dated within thirty (30) days of the Closing Date, listing all effective financing statements filed in the office of the Secretary of State of the state of incorporation or formation, as applicable, that name any Loan Party as debtor, together with copies of such other financing statements.

(n)           Filings. All necessary filings, registrations, recordings and other actions required to be taken as of the date of the Closing Date (including filing of UCC-1 financing statements), and all filing, recordation, and other similar fees and all recording, stamp and other Taxes and expenses related to such filings, registrations and recordings required to be paid, for the consummation of the transactions contemplated by the Transaction Documents (or arrangements satisfactory to the Required Lenders to make any such filings, registrations, recordings or other actions or to make any such payment on or immediately following the Closing Date) shall have been taken and paid, respectively (to the extent that the obligation to make payment then exists), by the Loan Parties.

(o)           SVB Loan Agreement. Prior to or substantially concurrently with the Closing, all obligations under the SVB Loan Agreement (other than inchoate indemnity obligations and cash collateralized letters of credit and cash management services) shall have been repaid and any Liens securing such obligations shall have been released and terminated.

(p)           Solvency Certificate. A Responsible Officer of Sonder Holdings shall deliver to the Lenders the Solvency Certificate.

(q)           KYC. The Lenders and the Administrative Agent shall have received, on or before the date which is three (3) Business Days prior to the Closing Date (i) all documentation and other information regarding the Loan Parties required by regulatory authorities under applicable “know your customer” and Anti-Corruption Laws and the USA PATRIOT Act and (ii) a completed Beneficial Ownership Certificate from each Loan Party, to the extent requested.

(r)            Pari Passu Indebtedness. Sonder Holdings shall have received proceeds equal to $24,500,000 from the sale of Units (as defined in the Pari Passu Note Purchase Agreement) under and pursuant to the Pari Passu Note Documents.

6.            [Reserved.]

7.	[Reserved.]

8.            Affirmative Covenants. Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries to:

(a)	Financial Statements; Other Information.

(i)            Audited Financial Statements. Within ninety (90) days after the end of each fiscal year of Sonder Holdings, deliver (or in the case of the fiscal year ending December 31, 2025, no later than April 15, 2026) a Consolidated balance sheet of the Group Members as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that such report and opinion for the fiscal year ending December 31, 2025 may be subject to a “going concern” or like qualification or exception.

(ii)           Quarterly Financial Statements. Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Sonder Holdings, deliver (or in the case of the fiscal quarters ending (i) March 31, 2025, no later than August 31, 2025, (ii) June 30, 2025, no later than October 31, 2025, (iii) September 30, 2025, no later than December 15, 2025, and (iv) March 31, 2026, no later than May 20, 2026) a Consolidated balance sheet of the Group Members as of the end of such fiscal quarter, and the related Consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of Sonder Holdings’ fiscal year then ended setting forth in each case in comparative form for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and duly certified by the chief executive officer, chief financial officer, treasurer or controller of Sonder Holdings who is a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Group Members, subject only to normal year-end audit adjustments and the absence of footnotes.

(iii)          Monthly Financial Statements. Use commercially reasonable efforts to (it being agreed and understood that the failure to deliver such financial statements following Sonder Holdings’ commercially reasonable efforts to do so shall not constitute a failure to comply its obligations under this Section 8(a)(iii)) within thirty (30) days after the end of each month, deliver a Consolidated balance sheet of the Group Members as of the end of such month, and the related Consolidated statements of income or operations and cash flows for such month and for the portion of Sonder Holdings’ fiscal year then ended setting forth in each case in comparative form for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and duly certified by the chief executive officer, chief financial officer, treasurer or controller of Sonder Holdings who is a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Group Members, subject only to normal year-end audit adjustments and the absence of footnotes.

(iv)          Notice of Litigation. Promptly (but in any event within three (3) Business Days) after any officer of any Loan Party obtaining knowledge of (i) the institution of, or non-frivolous threat in writing of, any Adverse Proceeding not previously disclosed in writing to the Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) could be reasonably expected to result in liabilities in excess of $500,000, written notice thereof together with such other information as may be reasonably available to the Loan Parties that is reasonably requested by the Lenders to enable Lenders and their counsel to evaluate such matters.

(v)           Notice of Lease Termination. Promptly (but in any event within five (5) Business Days) after any officer of any Loan Party obtaining knowledge of any termination with respect to any lease (x) with a monthly payment greater than $250,000 or (y) if the effect of such termination is to cause the total number of keys representing apartments, rooms or other units subject to all leases that have been terminated since the Closing Date to exceed 200, written notice (which written notice may be provided by email with subject line “Sonder – Notice of Lease Termination and Request for Consent” to Laurent Pavageau ([**]) and Timothy Grisius ([**]) with a copy to Marriott’s Law Operations ([**])) together with such other information as may be reasonably available to the Loan Parties that is reasonably requested by the Lenders.

(vi)          Budget and Variance Reporting. The Loan Parties shall deliver to the Lenders (or their advisors or other designated representatives) (A) by 5:00 pm New York City time on Monday September 1, 2025 and continuing every fourth Monday thereafter (i.e., every four weeks), a Cash Flow Forecast in form and substance reasonably satisfactory to the Lenders, and (B) by 5:00 pm New York City time on Monday September 29, 2025 and continuing every fourth Monday thereafter (i.e., every four weeks), a Variance Report in form and substance reasonably satisfactory to the Lenders.

(vii)         Liquidity. By 5:00 pm New York City time on each Monday following the Closing Date (commencing with the Monday following the week ending August 22, 2025), a report regarding the Loan Parties’ actual cash closing position, including cash collections and refunds, as of the close of business of each day of the immediately preceding week.

(viii)        Other Information. Deliver to the person(s) designated by a Lender such additional information as reasonably requested by the Lenders.

Information required to be delivered pursuant to this Section 8(a) may be delivered electronically through public filings and if so delivered, shall be deemed to have been delivered on the date (i) on which Sonder Holdings posts such information, or provides a link thereto on Parent’s website on the Internet or at http://www.sec.gov; or (ii) on which such information is posted on Parent’s behalf on an Internet or intranet website, if any, to which the Lenders have been granted access (whether a commercial, third-party website or whether sponsored by the Lenders). Upon the request of any Lender, the Loan Parties shall provide the information required to be delivered pursuant Section 8(a)(iii) only to the person(s) designated by such Lender to receive such information or shall not provide such information to such Lender at all.

(b)         Notice of Event of Default. Promptly (but in any event, unless otherwise provided below, within ten (10) Business Days) notify the Lenders and the Administrative Agent of the occurrence of any Event of Default;

Each notice pursuant to this Section 8(b) shall be accompanied by a statement of a Responsible Officer of Sonder Holdings setting forth details of the occurrence referred to therein and to the extent applicable, stating what action Sonder Holdings has taken and proposes to take with respect thereto. Each notice pursuant to this Section 8(b) shall describe with particularity any and all provisions of this Agreement and any other Transaction Document that have been breached.

(c)           Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (i) all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Sonder Holdings or such Subsidiary; and (ii) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property, except, in each case, to the extent the failure to pay and discharge the same would not reasonably be expected to have a Material Adverse Effect.

(d)	Preservation of Existence, Etc.

(i)            Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, in each case, except in a transaction permitted by Section 9(c) or Section 9(g);

(ii)           take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(iii)         preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(e)	Maintenance of Properties.

(i)            Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(ii)           make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(f)          Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Sonder Holdings, insurance with respect to its properties and business against loss or damage of the any customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including, without limitation, terrorism insurance.

(g)         Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(h)         Books and Records. Maintain proper books of record and account, in which full, true and correct entries shall be made sufficient to prepare financial statements in accordance with GAAP and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

(i)          Use of Proceeds. Use the proceeds of any Loan for paying Roll-Up Payments and general corporate purposes not in contravention of any Law or of any Transaction Document.

(j)          Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect (other than any Material Contract that expires in accordance with its terms), enforce each such Material Contract in accordance with its terms, and cause each of its Subsidiaries to do so, in each case except where compliance or performance with any such Material Contract is subject to a good faith dispute or where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(k)	Covenant to Guarantee Obligations.

(i)            With respect to each Loan Party, cause each of (1) its Domestic Subsidiaries (excluding any FSHCO), whether newly formed, after acquired, formed by Division or otherwise existing (including by conversion from a Foreign Subsidiary to a Domestic Subsidiary) and (2) its other Subsidiaries, whether newly formed, after acquired, formed by Division or otherwise existing, that is a guarantor with respect to the obligations under the Pari Passu Note Documents or the Subordinated Note Documents, in each case to promptly (and in any event upon the earliest of (x) within forty-five (45) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Lenders in their discretion), (y) substantially concurrently with the formation of such Subsidiary if such Subsidiary is formed by Division or (z) substantially concurrently with such Subsidiary becoming a guarantor under the Pari Passu Note Documents or the Subordinated Note Documents) become a Guarantor hereunder by way of execution of a Joinder Agreement attached hereto as Exhibit C and to become party (which may be by way of joinder) to the Security Agreement. In connection therewith, the Loan Parties shall also comply with the requirements of the Collateral Documents.

(l)          Covenant to Give Security. With respect to each Loan Party, comply with the requirements of the Collateral Documents.

(m)        Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Parent or any of its Subsidiaries is a party, keep such leases in full force and effect (except to the extent any such lease expires by its terms) and not allow any rights to renew such leases to be forfeited or cancelled, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

(n)           Compliance with Environmental Laws. Comply, and maintain its real property, whether owned, subleased, or otherwise operated or occupied in compliance, in all material respects with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(o)           Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Loan Party is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Transaction Documents, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(p)           Anti-Corruption Laws. Conduct its business in compliance in all material respects with the FCPA, the UK Bribery Act and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

(q)           Fees.

Pay all reasonable documented accrued and unpaid out-of-pocket fees and expenses of the Lenders associated with the transactions contemplated by this Agreement, including the costs, fees and expenses of one primary counsel and any other third-party paid by the Lenders (including one local counsel in each applicable jurisdiction).

(r)            [Reserved.]

(s)           Compliance Certificates. Together with each delivery of financial statements pursuant to Sections 8(a)(i) and 8(a)(ii), deliver a duly executed and completed compliance certificate certifying that no Default or Event of Default exists (or if a Default or Event of Default exists, describing in reasonable detail such Default or Event of Default and the steps being taken to cure, remedy or waive the same).

(t)            Lender Calls. Participate in bi-weekly conference calls (or such longer period of time as Lenders may agree) with the Lenders (which calls may be a single conference call together with investors and lenders holding other securities or indebtedness of Sonder Holdings), such calls to be held at such time as may be reasonably requested by the Lenders, to review the financial results and the financial condition of Sonder Holdings and their Subsidiaries; provided that, from and after December 1, 2025, the Loan Parties shall only be required to participate in such conference calls on a monthly basis.

(u)           [Reserved.]

(v)         Post-Closing Matters. The Loan Parties shall deliver or perform (or cause to be delivered or performed) the documents and other agreements set forth on Schedule II within the time frames specified in such Schedule II. All conditions precedent and representations contained in this Agreement and the other Transaction Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Transaction Documents); provided that the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to the Notes.

9.            Negative Covenants. Until the Termination Date, each Loan Party covenants and agrees with the Lenders that:

(a)          Indebtedness. The Loan Parties shall not, nor shall they permit any of their Subsidiaries to, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except the following:

(i)            Indebtedness under the Notes and the other Transaction Documents;

(ii)           Indebtedness outstanding on the date hereof or that may be incurred pursuant to commitments existing on the date hereof and listed on Schedule 9(a) to the Disclosure Letter and any refinancings, replacements, refundings, renewals or extensions thereof (“Refinancing Indebtedness”); provided that (A) the amount of such Indebtedness is not increased at the time of such refinancing, replacement, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (B)(I) the Weighted Average Life to Maturity of such Refinancing Indebtedness is not shorter than the remaining Weighted Average Life to Maturity of the Indebtedness being refinanced and (II) the maturity of such Refinancing Indebtedness is not earlier than 91 days after the Maturity Date (or, if earlier, the stated maturity of the Indebtedness being refinanced), (C) the direct or any contingent obligor (or Persons that may be required to become direct or contingent obligors) with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension, (D) if the Indebtedness being refinanced is subordinated in right of payment to the Obligations or any Guarantees thereof, such Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced as determined by the Administrative Agent and the Borrower in their good faith judgment and (E) such Refinancing Indebtedness shall not have greater guarantees or security than the Indebtedness being refinanced;

(iii)          Indebtedness incurred pursuant to the Pari Passu Note Documents in an aggregate amount not to exceed $24,540,000.00, plus the amount of capitalized interest paid in kind pursuant to the terms thereof (including any refinancings, refundings, renewals or extensions thereof, in each case, that are on equivalent or improved terms as reasonably determined by the borrower in good faith);

(iv)          Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 9(b)(ix); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $1,100,000;

(v)           Unsecured Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Loan Party to any Subsidiary that is not a Loan Party, (iii) any Subsidiary that is not a Loan Party to any Loan Party in connection with an Investment permitted under the provisions of Section 9(f)(iii)(iv) or Section 9(f)(xv), and (iv) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party; provided, in each case, that such indebtedness shall be on terms (including subordination terms) acceptable to the Lenders;

(vi)          Guarantees of Sonder Holdings or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of any Loan Party;

(vii)         [reserved];

(viii)      obligations (contingent or otherwise) existing under any Swap Contract, provided that (i) such obligations are existing as of the Closing Date, (ii) such obligations were entered into by such Person in the ordinary course of business and consistent with past practice for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(ix)          [reserved];

(x)           [reserved];

(xi)         unsecured Indebtedness in an aggregate principal amount not to exceed (A) $26,400,000 in respect of past due rent payments or past due accounts payable and (B) $500,000 in respect of other unsecured Indebtedness, in each case at any time outstanding;

(xii)        Indebtedness incurred pursuant to the Subordinated Note Documents in effect as of the date hereof (including any refinancings, replacements, refundings, renewals or extensions thereof, provided that (A) the amount of such Indebtedness is not increased at the time of such refinancing, replacement, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (B) (I) the Weighted Average Life to Maturity of such Refinancing Indebtedness is not shorter than the remaining Weighted Average Life to Maturity of the Indebtedness being refinanced and (II) the maturity of such Refinancing Indebtedness is not earlier than 91 days after the Maturity Date (or, if earlier, the stated maturity of the Indebtedness being refinanced), (C) the direct or any contingent obligor (or Persons that may be required to become direct or contingent obligors) with respect thereto is not changed, as a result of or in connection with such refinancing, replacement, refunding, renewal or extension, (D) such Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced as determined by the Administrative Agent and the Borrower in their good faith judgment and (E) such Refinancing Indebtedness shall not have greater guarantees or security than the Indebtedness being refinanced);

(xiii)        [reserved];

(xiv)        Indebtedness which may be deemed to exist pursuant to any Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business and consistent with past practice, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under Section 7(h)(i) of the Notes;

(xv)         Indebtedness incurred with corporate credit cards not exceeding $500,000 in the aggregate at any time outstanding;

(xvi)        [reserved];

(xvii)       Indebtedness secured by Liens permitted by Section 9(b)(xxv);

(xviii)      Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business and consistent with past practice;

(xix)       Indebtedness arising from customary cash management and treasury services, and the honoring of a check, draft or similar instrument against insufficient funds; and

(xx)         Indebtedness for reimbursement obligations under letters of credit, so long as such Indebtedness shall not exceed, when taken together with the then outstanding principal amount of Indebtedness incurred pursuant to Section 9(a)(xvii), $52,000,000 at any time outstanding.

(b)           Liens. The Loan Parties shall not, nor shall they permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues whether now owned or hereafter acquired except for the following (the “Permitted Liens”):

(i)            Liens pursuant to any Transaction Document;

(ii)           Liens existing on the Closing Date and listed on Schedule 9(b)(ii) of the Disclosure Letter and any renewals or extensions thereof, provided that (i) the property covered thereby is not materially changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 9(a)(ii), (iii) the direct or any contingent obligor with respect thereto is not changed except as permitted by Section 9(a), and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 9(a)(ii);

(iii)          Liens for taxes, fees, assessments or other governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(iv)          Liens of carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and consistent with past practice which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted; provided adequate reserves with respect thereto are maintained on the books of the applicable Person;

(v)           pledges or deposits in the ordinary course of business and consistent with past practice in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(vi)          deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice;

(vii)         easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially interfere with the ordinary conduct of the business of Sonder Holdings and its Subsidiaries, taken as a whole;

(viii)        Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 7(h) of the Notes;

(ix)           Liens securing Indebtedness permitted under Section 9(a)(iv); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and additions, accessions and improvements to such property and the proceeds of such property, and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(x)            Liens arising out of judgments or awards not resulting in an Event of Default; provided the applicable Loan Party or Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;

(xi)          any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business and consistent with past practice and covering only the assets so leased, licensed or subleased;

(xii)         Liens on property of a Person existing at the time such Person is merged into or consolidated with the Parent or any Subsidiary of the Parent or becomes a Subsidiary of the Parent; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Parent or such Subsidiary or acquired by the Parent or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 9(a)(vii);

(xiii)       Liens securing obligations under the Pari Passu Note Documents provided that (A) the applicable Indebtedness secured by such Lien is permitted under Section 9(a)(iii) and (B) such Liens are subject to the Intercreditor Agreements;

(xiv)        Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

(xv)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(xvi)         inchoate or statutory Liens or other possessory Liens and public utility Liens; provided that the same are either in respect of obligations not in default or being contested in good faith by appropriate proceedings;

(xvii)        [reserved];

(xviii)       [reserved];

(xix)         Liens securing obligations under the Subordinated Note Documents provided that (A) the applicable Indebtedness secured by such Lien is permitted under Section 9(a)(xii) and (B) such Liens are subject to the First Lien/Second Lien Intercreditor Agreement;

(xx)          Liens on cash collateral securing obligations incurred under Section 9(a)(xv);

(xxi)         bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Parent or any of its Subsidiaries, in each case in the ordinary course of business in favor of the bank or banks or financial institutions with which such accounts are maintained, securing solely the customary amounts owing to such bank or financial institution with respect to cash management and account arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness; and

(xxii)        Liens securing obligations in an aggregate principal amount not to exceed $1,250,000 at any time;

(xxiii)       [reserved];

(xxiv)      (i) non-exclusive licenses of Intellectual Property granted in the ordinary course of business and consistent with past practice, and (ii) licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and

(xxv)        Liens (i) on furniture, décor and other kitchenware and household supplies acquired or held by Loan Parties or their Subsidiaries incurred for financing the acquisition of such furniture, décor and other kitchenware and household supplies securing no more than $1,100,000 in the aggregate amount outstanding, or (ii) existing on such furniture, décor and other kitchenware and household supplies when acquired, if the Lien is confined to the property and accessions, improvements and the proceeds of such furniture, décor and other kitchenware and household supplies.

(xxvi)       Liens on cash collateral securing Indebtedness permitted by Section 9(a)(xx), so long as such cash collateral does not exceed 115% of the Indebtedness incurred under Section 9(a)(xx).

(c)           Dispositions. The Loan Parties shall not, nor shall they permit any of their Subsidiaries to, make any Disposition, except:

(i)             Permitted Transfers;

(ii)         Dispositions of obsolete or worn-out property, whether now owned or hereafter acquired, in the ordinary course of business and consistent with past practice, which property so disposed or issued have an aggregate fair market value (as determined in good faith by the Parent); provided that, all Dispositions made pursuant to this Section 9(c)(ii) shall not exceed $20,000 individually or $500,000 in the aggregate during the term of this Agreement;

(iii)        Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(iv)        Dispositions by Sonder Holdings and its Subsidiaries not otherwise permitted under this Section; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (iv) shall not exceed $100,000;

(v)         Dispositions permitted by Section 9(b), Section 9(d), Section 9(f) or Section 9(g);

(vi)        Dispositions of new or used furniture, décor and other kitchenware and household supplies such as linens and towels, and any other similar personal property located in units leased by Sonder Holdings or any of its Subsidiaries or used in connection with the operations of Sonder Holdings or any of its Subsidiaries, to landlords or guests on such terms and conditions as may be determined by Parent or such Subsidiary in its reasonable business judgment;

(vii)       Any Disposition with respect to which:

(A)        the Parent or one of its Subsidiaries receives consideration at least equal to the fair market value (as determined in good faith by Parent and such fair market value shall be determined as of the date of contractually agreeing to such Disposition) of the assets subject to such Disposition; and

(B)         at least 90% of the consideration from such Disposition received by the Parent or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(C)         the proceeds are applied or to be applied in accordance with clauses (1) or (2) of the definition of Net Available Cash or, when required, are offered or to be offered to prepay Loans in compliance with Section 6(c) of each Note;

(viii)      [reserved]; and

(ix)         Dispositions in connection with the closure of the Loan Parties’ distribution center located as 11900 S. Fwy, Burleson, TX 76028 in an aggregate amount not to exceed $100,000.

(d)         Restricted Payments. The Loan Parties shall not, nor shall they permit any of their Subsidiaries to declare or make, directly or indirectly, any Restricted Payment, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i)            each Subsidiary may make Restricted Payments to any Loan Party or any of their Subsidiaries that owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(ii)           Sonder Holdings and each Subsidiary may declare and make dividend payments or other distributions (a) payable solely in common Equity Interests of such Person and (b) in the case of such dividend payments or other distributions in respect of Disqualified Equity Interests, payable solely in kind using Disqualified Equity Interests of such Person; and

(iii)          Sonder Holdings or any Subsidiary may redeem, retire, purchase or otherwise acquire for value Equity Interests of Sonder Holdings or such Subsidiary (i) in exchange for other Equity Interests of Sonder Holdings or such Subsidiary permitted to be issued under this Agreement or (ii) upon the conversion of Qualified Equity Interests or the exercise, exchange or conversion of stock options, warrants or other rights to acquire Equity Interests of Sonder Holdings or such Subsidiary.

Notwithstanding anything to the contrary in the foregoing, Loan Parties shall not, nor shall they permit any of their Subsidiaries to declare or make, directly or indirectly, any Restricted Payment in respect of equity interests issued pursuant to the Securities Purchase Agreements. For the avoidance of doubt, any accrued and unpaid dividends, or any dividends paid in the form of additional capital stock or preferred equity under the terms of the Securities Purchase Agreements shall not violate any term of this Agreement.

(e)          Transactions with Affiliates. The Loan Parties shall not, nor shall they permit any of their Subsidiaries to enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions (i) between Loan Parties not involving any other Affiliate or (ii) expressly permitted by this Agreement, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors, (e) Restricted Payments permitted by Section 9(d), and (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business, consistent with past practice, on fair and reasonable terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

(f)          Investments. The Loan Parties shall not, nor shall they permit any of their Subsidiaries to, make or hold any Investments, except:

(i)            Investments held by Sonder Holdings and its Subsidiaries in the form of cash or Cash Equivalents;

(ii)           advances to officers, directors and employees of Sonder Holdings and any Subsidiaries in an aggregate amount not to exceed $165,000 in any fiscal year of the Parent for travel, entertainment, relocation and analogous ordinary business purposes;

(iii)          (i) Investments by Sonder Holdings and its Subsidiaries in the equity interests of their respective Subsidiaries (which exist at the date hereof) outstanding on the date hereof, (ii) additional Investments by the Parent and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of Sonder Holdings that are not Loan Parties in other Subsidiaries that are not Loan Parties, and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in wholly-owned Subsidiaries that are not Loan Parties to fund working capital requirements and intercompany loans of such Subsidiaries in an aggregate amount under this clause (iv) not to exceed $75,000,000 at any time outstanding, consistent with past practice;

(iv)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and consistent with past practice, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(v)           Guarantees permitted by Section 9 and unsecured guarantees of obligations not constituting Indebtedness in the ordinary course of business and consistent with past practice;

(vi)          Investments existing on the date hereof (other than those referred to in Section 9(f)(iii)(i)) and set forth on Schedule 9(f) of the Disclosure Letter;

(vii)         [reserved];

(viii)        Investments not exceeding $100,000 in the aggregate in any fiscal year of Sonder Holdings; provided that no Event of Default has occurred and is continuing or would result from such Investment;

(ix)           [reserved];

(x)            intercompany liabilities arising from cash management, tax, and accounting operations and intercompany loans, advances or indebtedness, in each case having a term not exceeding 364 days (inclusive of any rollover or extension of terms) and made in the ordinary course of business and consistent with past practice;

(xi)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and consistent with past practice;

(xii)          [reserved]; and

(xiii)         Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and consistent with past practice.

(g)         Fundamental Changes. The Loan Parties shall not, nor shall they permit any of their Subsidiaries to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(i)            any Subsidiary may merge with (i) Sonder Holdings; provided that Sonder Holdings shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party (other than Sonder Holdings) is merging with another Subsidiary, such Loan Party or a Person that becomes a Loan Party substantially concurrently with such merger shall be the continuing or surviving Person;

(ii)           any Loan Party (other than Sonder Holdings) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Sonder Holdings or to another Loan Party;

(iii)          any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation or dissolution) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party; and

(iv)          so long as no Default has occurred and is continuing, any Subsidiary of Sonder Holdings may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger or consolidation shall be a wholly-owned (other than director’s qualifying shares or shares required by applicable law to be held by a third party) Subsidiary of Sonder Holdings, (ii) in the case of any such merger or consolidation to which Sonder Holdings is a party, Sonder Holdings is the surviving Person and, (iii) in the case of any such merger or consolidation to which any Loan Party (other than Sonder Holdings) is a party, such Loan Party or a Person that becomes a Loan Party substantially concurrently with such merger or consolidation is the surviving Person.

(h)         Changed in Nature of Business. The Loan Parties shall not, nor shall they permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business conducted by Sonder Holdings and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

(i)          Amendments to Organization Documents; Fiscal Year; Legal Name; Accounting Changes. The Loan Parties shall not, nor shall they permit any of its Subsidiaries to, (a) amend or permit any amendments to any of its Organization Documents, if such amendment, termination, or waiver would be adverse to the Lenders in any material respect; (b) change its fiscal year; provided that any acquired Subsidiary may change its fiscal year to coincide with Sonder Holdings’ fiscal year; (c) without providing at least ten (10) days prior written notice to the Lenders (or such shorter period of time as agreed to by the Required Lenders), change its name, state of formation, form of organization or principal place of business; or (d) make any change in accounting policies or reporting practices, except as required by GAAP.

(j)          Additional Guarantors. The Loan Parties will not permit any of their Subsidiaries to become an obligor with respect to any Indebtedness under the Pari Passu Note Documents or the Subordinated Note Documents unless such Subsidiary, contemporaneously, executes and delivers a joinder, a form of which is attached as Exhibit C, providing for a Guaranty of the Guaranteed Obligations and joinders to the Intercreditor Agreements and Collateral Documents, together with any other filings and agreements required by the Collateral Documents to create or perfect the security interests benefit of the Collateral Agent in the Collateral of such Subsidiary, if applicable.

(k)	Restricted Debt Payments; Amendments to Junior Indebtedness Documents.

(i)          Except as permitted by the First Lien/Second Lien Intercreditor Agreement, Sonder Holdings will not, nor will it permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Junior Indebtedness or any Indebtedness from time to time outstanding under the Junior Indebtedness Documents (any of the foregoing, a “Restricted Debt Payment”), other than:

(A)        regularly scheduled payments of principal, interest and fees (including any penalty interest, if applicable) and payments of fees, expenses and obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the First Lien/Second Lien Intercreditor Agreement); and

(B)         other than payments with respect to Junior Indebtedness that are prohibited by the First Lien/Second Lien Intercreditor Agreement, Restricted Debt Payments in respect of any Junior Indebtedness with the proceeds of any refinancings, replacements, refundings, renewals or extensions thereof, provided that (A) the amount of such Junior Indebtedness is not increased at the time of such refinancing, replacement, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (B) (I) the Weighted Average Life to Maturity of such Junior Indebtedness is not shorter than the remaining Weighted Average Life to Maturity of the Junior Indebtedness being refinanced and (II) the maturity of such Junior Indebtedness is not earlier than 91 days after the Maturity Date (or, if earlier, the stated maturity of the Indebtedness being refinanced), (C) the direct or any contingent obligor (or Persons that may be required to become direct or contingent obligors) with respect thereto is not changed, as a result of or in connection with such refinancing, replacement, refunding, renewal or extension, (D) such Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Junior Indebtedness being refinanced as determined by the Administrative Agent and the Borrower in their good faith judgment and (E) such Junior Indebtedness shall not have greater guarantees or security than the Junior Indebtedness being refinanced; provided further that, notwithstanding the foregoing, any payments with respect to Junior Indebtedness that are prohibited by the First Lien/Second Lien Intercreditor Agreement shall not be permitted;

(ii)         Furthermore, Sonder Holdings will not, nor will it permit any Subsidiary to, amend, modify or waive any provision of the Junior Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) pursuant to which such Indebtedness is issued, where such amendment, modification or waiver provides for the following or which has any of the following effects:

(A)        increases the overall principal amount of any such Indebtedness (except through payments-in-kind), except any such increase permitted by Section 9(a);

(B)         shortens or accelerates the date upon which any installment of principal or interest becomes due, increases the amount of any single scheduled installment of principal or interest or adds any additional mandatory redemption provisions, in each case, in a manner that (i) would not have been permitted at the time of incurrence of such Indebtedness and (ii) is not expressly permitted in the First Lien/Second Lien Intercreditor Agreement; or

(C)         shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness, in each case, in a manner that (i) would not have been permitted at the time of incurrence of such Indebtedness and (ii) is not expressly permitted in the First Lien/Second Lien Intercreditor Agreement.

(iii)        Sonder Holdings will not, nor will it permit any Subsidiary to amend or modify any provision of the Pari Passu Note Documents, if such amendment or modification would be adverse to the Lenders in any material respect.

(l)          Capital Expenditures. Sonder Holdings will not, nor will it permit any Subsidiary to, to make Consolidated Capital Expenditures in an amount that exceeds $500,000 in any transaction or series of related transactions, except for replacement of furniture, fixtures, and equipment in the ordinary course of business and consistent with past practice.

(m)        Lease Terminations. Sonder Holdings will not, nor will it permit any Subsidiary to, without the prior written consent of the Required Lenders:

(i)          terminate any lease with a monthly payment greater than $250,000; or

(ii)         terminate any lease if the effect of such termination is to cause the total number of keys representing apartments, rooms or other units subject to all leases that have been terminated since the Closing Date to exceed 200.

10.	Guaranty.

(a)         Guaranty of the Obligations. The Guarantors jointly and severally hereby irrevocably, absolutely and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”); provided that the Guaranteed Obligations of Sonder Holdings in its capacity as a Guarantor shall exclude any Direct Borrower Obligations.

(b)         Payment by Guarantors. The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Sonder Holdings or any other Guarantor to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, Guarantors will upon demand pay, or cause to be paid, in cash, ratably to the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Sonder Holdings’ becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Sonder Holdings for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.

(c)         Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(i)            this Guaranty is a guaranty of payment when due and not of collectability and this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(ii)           the Beneficiaries may enforce this Guaranty during the continuation of an Event of Default notwithstanding the existence of any dispute between Sonder Holdings and any Beneficiary with respect to the existence of such Event of Default;

(iii)          the obligations of each Guarantor hereunder are independent of the obligations of Sonder Holdings and the obligations of any other guarantor (including any other Guarantor) of the obligations of Sonder Holdings, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Sonder Holdings, any such other guarantor or any other Person and whether or not Sonder Holdings, any such other guarantor or any other Person is joined in any such action or actions;

(iv)          payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Beneficiaries are awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(v)           any Beneficiary, upon such terms as it deems appropriate under the relevant Transaction Document, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Loan Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Transaction Documents; and

(vi)          this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Transaction Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Transaction Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Transaction Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Transaction Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the change, reorganization or termination of the corporate structure or existence of Sonder Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations, whether or not consented to by any Beneficiary; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Sonder Holdings or any other Person may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor in respect of its Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law; provided, however, that this limitation shall not apply to Sonder Holdings with respect to its Direct Borrower Obligations.

(d)           Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (1) proceed against Sonder Holdings, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (2) proceed against or exhaust any security held from Sonder Holdings, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Loan Party or any other Person, or (4) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Sonder Holdings or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Sonder Holdings or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) any rights to set offs, recoupments and counterclaims, (iii) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto, and (iv) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Sonder Holdings and notices of any of the matters referred to in Section 10(c) and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof, in each case other than the indefeasible payment in full of the Guaranteed Obligations.

(e)           Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made), each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Sonder Holdings or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including, (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Sonder Holdings with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Sonder Holdings, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Sonder Holdings or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Sonder Holdings, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall not have been paid in full, such amount shall be held in trust for the Beneficiaries and shall forthwith be paid over to Beneficiaries to be credited and applied ratably against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

(f)            Subordination of Other Obligations. Any Indebtedness of Sonder Holdings or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Beneficiaries and shall forthwith be paid over to the Beneficiaries to be ratably credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

(g)           Continuing Guaranty. This Guaranty is a continuing guaranty and shall (i) remain in effect until all of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full (ii) be binding upon each Guarantor, its successors and assigns and (iii) inure to the benefit of and be enforceable by the Beneficiaries and their successors, transferees and assigns. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

(h)           Authority of Guarantors or Sonder Holdings. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Sonder Holdings or the officers, directors or any agents acting or purporting to act on behalf of any of them.

(i)            Financial Condition of Sonder Holdings. Any Note may be sold by Sonder Holdings, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition Sonder Holdings or any other Loan Party at the time of any such grant or continuation, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Sonder Holdings or any other Loan Party. Each Guarantor has adequate means to obtain information from Sonder Holdings and the other Loan Parties on a continuing basis concerning the financial condition of Sonder Holdings and the other Loan Parties and their respective ability to perform their obligations under the Transaction Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Sonder Holdings and each other Loan Party and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Sonder Holdings or any other Loan Party now known or hereafter known by any Beneficiary.

(j)            Bankruptcy, Etc.

(i)            So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Sonder Holdings or any other Loan Party. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Sonder Holdings or any other Loan Party or by any defense which Sonder Holdings or any other Loan Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(ii)           Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Sonder Holdings or any other Loan Party of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Lenders in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

In the event that all or any portion of the Guaranteed Obligations is paid by Sonder Holdings or any of its Subsidiaries, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder

11.           Miscellaneous.

(a)          Waivers and Amendments. Any provision of this Agreement and the Notes may be amended, waived or modified only upon the written consent of Sonder Holdings and the Required Lenders; provided, however, that no such amendment, waiver or consent shall without each affected Lender’s written consent: (i) reduce the principal amount of or change the Maturity Date of any Loan, (ii) reduce the rate of or change the stated time for payment of principal or interest of any Loan, (iii) extend or increase any Commitment of any Lender without the written consent of such investor, (iv) [reserved], (v) make any Loan payable in a currency other than that stated in the applicable Note, (vi) change the ranking of any Loan in any manner adverse to the rights of the affected Lender, (vii) modify in a manner adverse to the rights of any Lender the provisions related to the payment, repayment or prepayment of any Loan, (viii) impair the right of any Lender to receive payment on, or with respect to, any Loan or impair the right to initiate suit for the enforcement of any delivery or payment on, or with respect to, any Loan, (ix) modify any Transaction Document in a manner that disproportionately adversely affects any Lender; provided, that treating all Lenders in the same manner shall be deemed not to disproportionately adversely affect any Lender, (x) waive any condition set forth in Section 5 or (xi) waive compliance with or modify this Section 11(a) in a manner adverse to any Lender; provided further, however, that no such amendment, waiver or consent shall without the written consent of Collateral Agent and Administrative Agent, change the duties, rights, benefits or responsibilities of such Person or otherwise impact such Person. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all of the parties hereto. Notwithstanding the forgoing, Sonder Holdings and Administrative Agent (or, with respect to any Collateral Document or related perfection filings, the Collateral Agent) may amend or supplement any Transaction Document without the consent of any Lender to (1) cure any ambiguity, defect or inconsistency which is not material, (2) to make, complete or confirm any grant of Collateral permitted or required by any of the Collateral Documents, (3) to revise any schedule to reflect any change in notice information, (4) to revise the name of the Collateral Agent on any UCC financing statement or other Collateral Document as may be necessary to reflect the replacement of the Collateral Agent; provided that the Administrative Agent and/or the Collateral Agent (as applicable) shall receive and may conclusively rely upon an Officers’ Certificate Sonder Holdings stating that the execution of such amendment, modification or supplement is authorized and permitted by this Agreement and the Transaction Documents and that all conditions precedent to the execution thereof have been complied with.

(b)         Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state.

(c)          Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(d)         Successors and Assigns. Subject to the restrictions on transfer described in Section 11(h) and the Notes, the rights and obligations of Sonder Holdings and the Lenders shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. In connection with any assignment or transfer of any Commitment or Loan by a Lender in accordance with the terms of the Notes, (i) the Administrative Agent shall update Schedule I to reflect such assignment or transfer, (ii) the assigning Lender shall, on the date of any such transfer or assignment, provide written notice to the Administrative Agent of such assignment or transfer (including the amount of such assignment or transfer and the name of the assignee or transferee) together with a completed administrative questionnaire, tax forms, any “know your customer” documentation and other forms with respect to any new Lenders as may be required or requested by the Administrative Agent, and (iii) any new Lender shall execute a joinder agreement or such other documents as requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, no Lender may directly or indirectly offer, sell, assign or transfer its Commitment without the prior written consent of Sonder Holdings (such consent not to be unreasonably withheld). Notwithstanding the foregoing a Lender may transfer its Commitment in whole or in part without the consent of Sonder Holdings to any Affiliate which has the financial ability to perform the obligation to make Loans, provided notice of such assignment is delivered to the Administrative Agent. In connection with any assignment or direct transfer of any Loan or Commitment hereunder (in whole or in part), the transferor and transferee shall enter into an Assignment and Assumption Agreement in the form of Exhibit D hereto. Any purported assignment of a Commitment or Loan made without complying with the provisions of this Section 11(d) shall be void and of no effect.

(e)	Jurisdiction and Process; Waiver of Jury Trial.

(i)            Each Loan Party irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the other Transaction Documents. To the fullest extent permitted by applicable law, each Loan Party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(ii)           Each Loan Party agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 11(e)(i) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(iii)          Each Loan Party consents to process being served by or on behalf of any Lender in any suit, action or proceeding by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 11(j) or at such other address of which such holder shall then have been notified pursuant to said Section. Each Loan Party agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(iv)          Nothing in this Section 11(e) shall affect the right of any Lender, the Collateral Agent or the Administrative Agent to serve process in any manner permitted by law, or limit any right that the Lenders, Collateral Agent or Administrative Agent may have to bring proceedings against any Loan Party in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(v)           EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(e).

(f)	[Reserved.]

(g)	Taxes.

(i)            The parties agree that for U.S. federal income tax purposes, the Loans shall be treated as “debt” for US federal and applicable state and local income tax purposes. No party will take a position that is inconsistent with the foregoing on any tax return unless otherwise required by applicable law or a final determination of the IRS or other applicable Governmental Authority.

(ii)           The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(iii)          The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(h)         Assignment by Sonder Holdings. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by Sonder Holdings without the prior written consent of each of the Required Lenders.

(i)          Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Loan Parties and the Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(j)          Notices. Other than as expressly set forth in Section 8(a)(v), all notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and mailed or delivered to each party as follows: (i) if to the Administrative Agent, by email with a subject line “Sonder/Marriott Loan Agreement”, to Tim Grisius ([**]), Jana Friedman ([**]), and Richard Jacobs ([**]) with a copy to Marriott’s Law Operations ([**]), (ii) if to a Lender, at such Lender’s address set forth in the Notes Register, or (iii) if to any Loan Party, at the address set forth on the signature pages hereto, or at such other address as Sonder Holdings shall have furnished to the Lenders and Administrative Agent in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being deposited with an overnight courier service of recognized standing or (iv) four days after being deposited in the U.S. mail, first class with postage prepaid.

(k)	Expenses; Indemnity.

(i)            Sonder Holdings will pay the reasonable costs and expenses of the Lenders, including legal fees and expenses (limited to legal fees and expenses of a single counsel to the Lenders and, if reasonably required by the Required Lenders, a single local counsel of the Lenders, (and solely in the case of a conflict of interest, one additional counsel in each relevant material jurisdiction, but specifically excluding any separate counsel engaged by any individual Lender)) relating to (i) enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Transaction Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Transaction Document, or by reason of being a Lender, (ii) any work-out or restructuring of the transactions contemplated by, or any other amendment, waiver, supplement or other modification with respect to, in each case, the Transaction Documents and (iii) preparing, recording and filing all financing statements, instruments and other documents to create, perfect and fully preserve the liens granted pursuant to the Transaction Documents and the rights of the Lenders or of the Collateral Agent for the benefit of the Secured Parties. Sonder Holdings will pay the fees and expenses of the Collateral Agent, Administrative Agent and the Fee Letter.

(ii)           The Loan Parties agree, jointly and severally, to indemnify and hold harmless the Lenders, the Collateral Agent and the Administrative Agent and their respective directors, officers, employees, agents and their respective Affiliates (the “Indemnified Parties”) from and against any and all claims, liabilities (including environmental liabilities), obligations, losses, damages, penalties, judgments, costs, expenses (including the reasonable and documented fees and expenses of its agents and counsel) and documented disbursements of any kind or nature whatsoever (“Losses”) that may be imposed on, incurred by, or asserted against the Indemnified Parties by any Person in any way relating to or arising out of (a) any breach of any of the representations, warranties, covenants or agreements made by the Loan Parties in this Agreement or in the other Transaction Documents, (b) this Agreement, the Collateral Documents or any other Transaction Document and the transactions contemplated hereby and thereby (including, without limitation, any amendments, waivers or releases, and any enforcement of this Agreement, any Collateral Document or any other Transaction Document), (c) any action taken or omitted by the Indemnified Parties, and their respective directors, officers, employees, agents and their respective Affiliates under this Agreement, any Collateral Document or any other Transaction Document, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory; provided that the Loan Parties will not be liable to the Indemnified Parties for any portion of such Losses resulting from an Indemnified Party’s gross negligence or willful misconduct as determined by a final non-appeal judgment of a court of competent jurisdiction.

(iii)          If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Loan Parties in writing, and, the Loan Parties shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Indemnified Party. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that (i) the employment thereof has been specifically authorized by the Loan Parties in writing, (ii) the Loan Parties have failed after a reasonable period of time to assume such defense and to employ counsel reasonably acceptable to the Indemnified Party or (iii) in such action there is, in the reasonable opinion of counsel a material conflict on any material issue between the position of the Loan Parties and the position of such Indemnified Party, in which case the Loan Parties shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Loan Parties will not be liable to any Indemnified Party under this Agreement (y) for any settlement by an Indemnified Party effected without the Loan Parties’ prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent, that a loss, claim, damage or liability is attributable to any Indemnified Party’s breach of any such Indemnified Party’s representations, warranties or covenants under the Transaction Documents, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Loan Parties shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened action or proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding and does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any Indemnified Party. The indemnification required by this Section 11(k) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Indemnified Party against the Loan Parties or others and any liabilities Sonder Holdings may be subject to pursuant to law.

(l)            Confidentiality. Each Lender acknowledges and agrees that such Lender will keep confidential and will not disclose, divulge or use for any purpose any business, technical, financial or other information or materials (whether written, oral or in any other form) provided to such Lender (whether by Sonder Holdings or its advisors or other representatives) in connection with or pursuant to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, together with all analyses, compilations, interpretations, notes, studies or other documents prepared by such Lender or its Permitted Disclosees (as defined below) which contain or otherwise reflect such information or materials or such Lender’s review of, or interest in, Sonder Holdings or any of the foregoing (collectively, the “Confidential Information”), unless such Confidential Information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 11(l) by such Lender), (b) is required to be disclosed by law or a governmental authority; provided, however, that a Lender may disclose Confidential Information to officers, directors, members, Affiliates or limited partners or their respective general partners, employees and legal, tax and accounting advisors of such Lender who have a need to know such information for the purpose of monitoring and evaluating such Lender’s investment in Sonder Holdings (and/or advising such Lender in connection with such purpose) and who have expressly agreed to treat such Confidential Information confidentially in accordance with this Agreement (collectively, the “Permitted Disclosees”), (c) is disclosed to any Qualified Transferee (as defined in the Notes) to which any Lender sells or offers to sell a Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 11(l)) or (d) if an Event of Default has occurred and is continuing, is disclosed to any Person to the extent that any Secured Party may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under any Transaction Document, provided that such Secured Party uses reasonable efforts to ensure that the recipient of such information maintains the confidentiality of such Confidential Information. For the avoidance of doubt, such Lender shall not be permitted to disclose, divulge or use any Confidential Information to any Person if such Person, in the reasonable good faith determination of Sonder Holdings’ Board of Directors, carries on any business that is substantially similar to its business. Even where any disclosure, divulgence or use of any Confidential Information is permitted pursuant hereto, each Lender agrees that it will not export or re-export any Confidential Information except in compliance with all United States and other export control laws and regulations. Each Lender further agrees to protect and maintain, and to cause each Permitted Disclosee to protect and maintain, the confidentiality and security of, and to exercise the highest standard of care as it exercises to prevent the unauthorized disclosure or unauthorized use of its own proprietary information, which shall be no less than reasonable care, with respect to, the Confidential Information. Each Lender shall be liable for any disclosure or unauthorized use by the Permitted Disclosees or other representatives of such Lender in contravention of this Section 11(l), and shall take reasonably appropriate steps to safeguard the Confidential Information from disclosure, misuse, espionage, loss and theft. Each Lender further agrees to notify Sonder Holdings in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the Confidential Information, which may come to its attention. In the event that a Lender or any of its Permitted Disclosees receives a request or is required by a governmental authority to disclose all or any Confidential Information, such Lender or its Permitted Disclosees, as the case may be, agree to (A) immediately notify Sonder Holdings of the existence, terms and circumstances surrounding such request, (B) consult with Sonder Holdings on the advisability of taking legally available steps to resist or narrow such request and (C) assist Sonder Holdings in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that Sonder Holdings waives compliance with the provisions hereof, such Lender or its Permitted Disclosees, as the case may be, may disclose to any governmental authority only that portion of the Confidential Information which such Lender is advised by counsel is legally required to be disclosed, and such Lender shall exercise its best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. Nothing in this Section 11(l) shall in any way limit or otherwise modify any confidentiality covenants entered into by any Lender pursuant to any other agreement entered into with Sonder Holdings. Notwithstanding anything to the contrary herein, Sonder Holdings acknowledges and agrees that each Lender may disclose such information in respect of Sonder Holdings and the Lender’s interest therein as is required under applicable securities laws, rules or regulations or rules of a national securities exchange. Sonder Holdings consent in advance to such disclosure and any such disclosure shall not constitute a breach of this Section 11(l).

(m)        Separability of Agreements; Severability of this Agreement. Sonder Holdings’ agreement with each of the Lenders is a separate agreement. Unless otherwise expressly provided herein, the rights of each Lender hereunder are several rights, not rights jointly held with any of the other Lenders. Any invalidity, illegality or limitation on the enforceability of the Agreement or any part thereof, by any Lender whether arising by reason of the law of the respective Lender’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Lenders. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(n)         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

(o)	Collateral Agent and Administrative Agent.

(i)            Each Lender hereby appoints and authorizes Marriott International, Inc. to act on its behalf as the Administrative Agent and as the Collateral Agent hereunder and under the other Transaction Documents and authorizes the Administrative Agent and the Collateral Agent, as applicable, to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms hereof or thereof, together with such other actions and powers as are reasonably incidental thereto. The provisions of this Section 11(o) are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions (although each Loan Party shall be bound by such provisions). The Administrative Agent shall be authorized to determine whether any conditions to funding any Loan have been satisfied. Actions taken by the Administrative Agent or the Collateral Agent hereunder, under the other Transaction Documents or upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Collateral Agent, as applicable, shall believe in good faith shall be necessary), shall be binding upon each Lender.

(ii)           [Reserved].

(iii)          The Collateral Agent shall be entitled to the same rights, protections, immunities and indemnities as set forth herein and the other Transaction Documents, as if the provisions setting forth those rights, protections, immunities and indemnities are fully set forth herein.

(p)	[Reserved.]

(i)            Upon the occurrence of the Termination Date, all obligations under the Transaction Documents shall be automatically released.

(ii)           In connection with any termination or release pursuant to this Section 11(p), the Lenders, the Administrative Agent and the Collateral Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents provided to it that such Guarantor shall reasonably request to evidence such termination or release so long as the Sonder Holdings or the applicable Guarantor shall have provided such certifications or documents in order to demonstrate compliance with this Agreement.

(iii)          The Collateral Agent shall, at Sonder Holdings’ request and its expense, release any Lien on any property granted to or held by the Collateral Agent under any Transaction Document (A) upon satisfaction of any conditions to release specified in any Collateral Document, (B) that is disposed of or to be disposed of as part of or in connection with any disposition permitted hereunder or under any other Transaction Document to any Person other than a Loan Party, (C) if approved, authorized or ratified in writing by the Required Lender or all Lenders, as applicable, as provided under this Agreement, (D) owned by a Guarantor upon release of such Guarantor from its obligations under the Guaranty, or (E) as expressly provided in the Collateral Documents; provided that the Collateral Agent shall receive and may conclusively rely upon an officers’ certificate of Sonder Holdings stating that such release is authorized and permitted by this Agreement and the Transaction Documents and that all conditions precedent to such release have been complied with.

(iv)          In the event that (i) all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of to a Person other than Sonder Holdings or its Subsidiaries in a transaction permitted under this Agreement, (ii) a Guarantor ceases to be a Domestic Subsidiary or (iii) a Guarantor would become an Excluded Subsidiary upon the consummation of any transaction permitted hereunder, the Lenders shall, at Sonder Holdings’ expense, promptly take such action and execute such documents as Sonder Holdings may reasonably request to terminate the Guaranty of such Guarantor.

(q)         Collateral Agent and Administrative Agent as Third Party Beneficiaries. Notwithstanding anything contained herein to the contrary, the Collateral Agent and the Administrative Agent shall be third party beneficiaries under this Agreement and the Notes and shall each have all of the rights and benefits of a third party beneficiary hereunder and thereunder, including an independent right of action to enforce any provisions in this Agreement or the Notes directly against any or all of the Loan Parties and the Lenders. This provision and any rights, benefits and privileges of the Collateral Agent and the Administrative Agent in this Agreement or the Notes shall not be modified or amended without the Collateral Agent’s and/or Administrative Agent’s (as applicable) prior written consent.

(r)          Equal Treatment of Lenders. No consideration (including any modification of the Transaction Documents) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Lender by the Loan Parties and negotiated separately by each Lender, and is intended for the Borrower to treat the Lenders as a class.

(s)            Amendments to Pari Passu Note Documents. If, on or after the date of entry into the Pari Passu Note Documents, any term of the Pari Passu Note Documents has been or is amended or modified in a manner that is favorable to the Holders (as defined in the Pari Passu Note Documents) thereunder, the Borrower shall simultaneously offer to amend or modify the Transaction Documents to reflect similar terms and, if the Lenders accept such offer, the Borrower shall promptly effect such amendment or modification.

(Signature Page Follows)

IN WITNESS WHEREOF, each of the undersigned has caused this Loan Agreement to be executed and delivered by its duly authorized officer as of the day and year and at the place first above written.

SONDER HOLDINGS INC.,
a Delaware corporation

By:	/s/ Michael Hughes
Name: Michael Hughes
Title: Chief Financial Officer

GUARANTORS:

SONDER HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Michael Hughes
Name: Michael Hughes
Title: Chief Financial Officer

SONDER USA INC.,
a Delaware corporation

By:	/s/ Michael Hughes
Name: Michael Hughes
Title: Chief Financial Officer

SONDER HOSPITALITY USA INC.,
a Delaware corporation

By:	/s/ Michael Hughes
Name: Michael Hughes
Title: Chief Financial Officer

SONDER GROUP HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Michael Hughes
Name: Michael Hughes
Title: Chief Financial Officer

[Signature Page to Loan Agreement]

SONDER TECHNOLOGY INC.,
a Delaware corporation

By:	/s/ Michael Hughes
Name: Michael Hughes
Title: Chief Financial Officer

SONDER HOSPITALITY HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Michael Hughes
Name: Michael Hughes
Title: Chief Financial Officer

SONDER PARTNER CO.,
a Delaware corporation

By:	/s/ Michael Hughes
Name: Michael Hughes
Title: Chief Financial Officer

SONDER GUEST SERVICES LLC,
a Washington limited liability company

By:	/s/ Michael Hughes
Name: Michael Hughes
Title: Chief Financial Officer

[Signature Page to Loan Agreement]

Acknowledged, accepted and agreed:

MARRIOTT INTERNATIONAL, INC.,
Administrative Agent and as Collateral Agent

By:	/s/ Timothy Grisius
Name:	Timothy Grisius
Title:	Vice President

MARRIOTT INTERNATIONAL, INC.,
as a Lender

By:	/s/ Timothy Grisius
Name:	Timothy Grisius
Title:	Vice President

[Signature Page to Loan Agreement]

SCHEDULE I

SCHEDULE OF LENDERS

Lender	Commitment	Lending Date
Marriott International, Inc.	100%	Updated in accordance with Section 1(b)

SCHEDULE II

POST-CLOSING MATTERS

[**]

EXHIBIT A

[Form of Note]

EXHIBIT B

[RESERVED]

EXHIBIT C

[Joinder Agreement]

EXHIBIT D

[Assignment and Assumption Agreement]

EXHIBIT E

[Solvency Certificate]

EXHIBIT F

[Closing Certificate]

EXHIBIT G

[Security Agreement]

APPENDIX 1

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” means any transaction or series of related transactions resulting in the acquisition by Sonder Holdings or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person.

“Administrative Agent” means, initially, Marriott International, Inc., or such other entity in its capacity as administrative agent hereunder.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended from time to time, and other anti-bribery or anti-corruption laws in effect in jurisdictions in which the Parent or any of its Subsidiaries do business.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit D or as otherwise approved by the Required Lenders from time to time.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of Parent and its Subsidiaries for the fiscal year ended December 31, 2024, and the related Consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, including the notes thereto.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means each holder of a Note, the Collateral Agent and the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” of any Person means the board of directors or comparable governing body of such Person or any committee thereof duly authorized to act on its behalf.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that, all obligations that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Transaction Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Transaction Documents. Notwithstanding anything herein, all leases applicable to properties operated by Sonder Holdings and its Subsidiaries providing hospitality services to customers shall not constitute a Capitalized Lease for purposes of this Agreement.

“Cash Equivalents” means:

(1)       United States dollars, or money in other currencies received in the ordinary course of business,

(2)       U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

(3)       (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(4)       repurchase obligations with a term of not more than thirty (30) days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5)       commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition,

(6)       money market funds at least 90% of the assets of which consist of investments of the type described in clauses (1) through (5) above;

(7)       other investments permitted from time to time under the investment policy of Parent and approved by Parent’s board of directors from time to time; and

2

(8)       in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Cash Flow Forecast” means a 13-week cash flow forecast of the Loan Parties, on a consolidated basis, for the then applicable period, as approved by the Lenders in their reasonable discretion, which shall include, among other things, anticipated cash collections and receipts and anticipated disbursements for each calendar week covered thereby.

“CFC” means (a) each Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957 of the Code and the U.S. Treasury regulations promulgated thereunder) and (b) each Subsidiary of any such controlled foreign corporation described in clause (a) above.

“Closing Date” means August 5, 2025.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Lenders.

“Collateral Agent” means Marriott International, Inc.

“Collateral Documents” means, collectively, the Security Agreement, any Joinder Agreement, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Lenders pursuant to Section 8(k) or 8(i), and each of the other agreements, instruments or documents delivered by or on behalf of any Loan Party pursuant to this Agreement or any of the other Transaction Documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, the amount set forth opposite each Lender’s name on Schedule I to this Agreement. “Commitments” means the aggregate Commitments of all Lenders.

“Commitment Schedule” means Schedule I attached hereto, as such Schedule I shall be updated from time to time pursuant to the terms hereof (including, without limitation, Section 1(b)).

“Common Stock” means the common stock, par value $0.0001 per share, of the Parent.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Parent and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

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“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus, all as determined on a consolidated basis, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of: (a) consolidated tax expense based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued during such period, (b) total interest expense, and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of gains on such hedging obligations or such derivative instruments, and financial institution and letter of credit fees and costs of surety bonds in connection with financing activities plus expenses associated with the equity component of, and any mark to market losses with respect to, convertible debt instruments, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill), (e) extraordinary, unusual or non-recurring costs, fees, charges and other expenses, including fees, charges and expenses incurred that are (or are expected to be within one year of the end of such period with a deduction in the subsequent period to the extent not so reimbursed or paid) reimbursed or actually paid by a third party or under indemnification or reimbursement provisions, (f) costs or expenses reasonably identified by Sonder Holdings as incurred in connection with entry into or expansion of new markets, strategic initiatives and contracts, software development and new systems design, new product offerings, project start-up costs, and related integration and systems establishment costs, including any on-going operating losses in respect thereof for a period of no more than 24 months after commencement of such operations or expansion, (g) non-cash equity-based compensation expenses and payroll tax expense related to equity-based compensation expenses, (h) any other non-cash charges, non-cash expenses or non-cash losses (excluding any such charge, expense or loss incurred in the ordinary course of business and consistent with past practice that constitutes an accrual of, or a reserve for, cash charges for any future period); provided, however that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business and consistent with past practice that constitutes an accrual of, or a reserve for, cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated Adjusted EBITDA in the period when such payments are made, (i) [reserved], (j) restructuring, discontinued operations or similar charges, (k) [reserved], (l) accruals or expenses related to settlements or payment of legal claims, (m) foreign currency translation expense, (n) transaction costs associated with this Agreement and the transactions contemplated hereby and thereby and with any actual, proposed or contemplated issuance of Equity Interests (including any expense relating to enhanced accounting functions or other costs associated with becoming a public company), the making of any Investment, joint venture or disposition, or the issuance or incurrence of Indebtedness or refinancings, (o) in connection with expenses recognized on conversion from IFRS to GAAP for items capitalized under IFRS but expensed under GAAP, and (p) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (iii) below for any previous period and not added back; provided that, for any period, the aggregate amount added pursuant to clauses (f), (i), (j) and (k) shall not exceed 35% of Consolidated Adjusted EBITDA for the applicable period (calculated before giving effect to such addbacks); and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of: (i) interest income, (ii) any extraordinary income or gains determined in accordance with GAAP, and (iii) any other non-cash income other than accrual of revenue in the ordinary course of business and consistent with past practice (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (h) above).

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“Consolidated Net Income” for any period, the net income (loss) of Sonder Holdings and its Subsidiaries on a consolidated basis determined in conformity with GAAP; provided, however, that there will not be included in the determination of Consolidated Net Income the effect of: (a) with respect to any Subsidiary that is not wholly owned but whose net income is consolidated in whole or in part with the net income Sonder Holdings, the income of such Subsidiary solely to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its organizational documents or any law applicable to such Subsidiary; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid by such Subsidiary to Parent or any other Subsidiary; (b) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations (including pursuant to any sale and leaseback) which is not sold or otherwise disposed of in the ordinary course of business and consistent with past practice; (c) the cumulative effect of a change in accounting principles; and (d) any recapitalization or purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements, as a result of any consummated Acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development). In addition, proceeds from any business interruption insurance received in such period or which is reasonably expected to be received in a subsequent period and within one year of the underlying loss shall be added to Consolidated Net Income; provided, that if not so received within such one-year period, such amount shall be subtracted in the subsequent calculation period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Direct Borrower Obligations” means any Obligations of Sonder Holdings under this Agreement.

“Disclosure Letter” means the disclosure letter, dated the Closing Date, delivered by Sonder Holdings to the Lenders, the Administrative Agent and the Collateral Agent.

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“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction and whether effected pursuant to a Division or otherwise) of any property by Sonder Holdings or Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares, (ii) with respect to redeemable preferred equity with an aggregate issuance amount not to exceed $100,000,000, on terms acceptable to the Required Lenders), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Notes and the Obligations (other than contingent indemnification obligations and expense reimbursement obligations not then due and payable) and the termination or satisfaction of the Commitments), (b) are redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interest and cash in lieu of fractional shares, (ii) with respect to redeemable preferred equity with an aggregate issuance amount not to exceed $100,000,000, on terms acceptable to the Required Lenders) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Notes and all other Obligations (other than contingent indemnification obligations and expense reimbursement obligations not then due and payable) and the termination or satisfaction of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into, or exchangeable for, Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is ninety-one (91) days after the latest scheduled maturity date of the Notes; provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Parent or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’ or officers’ termination, death or disability; provided further that Equity Interests constituting Qualified Equity Interests when issued shall not cease to constitute Qualified Equity Interests solely as a result of the subsequent extension of the latest scheduled maturity date of the Notes and Commitments.

“Division” means reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act, or any analogous action taken pursuant to any other applicable Laws.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

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“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that, notwithstanding the foregoing, the term Equity Interests shall not include debt instruments that are convertible into, or exchangeable for, capital stock and cash in lieu of fractional shares.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Sonder Holdings within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Sonder Holdings or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Sonder Holdings or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Sonder Holdings or any ERISA Affiliate or (i) a failure by Sonder Holdings or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by Sonder Holdings or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Event of Default” has the meaning set forth in the Notes.

“Excluded Assets” has the meaning specified in the Security Agreement.

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“Excluded Subsidiary” means any Subsidiary of the Sonder Holdings that is not required to guarantee the Obligations pursuant to Section 10, each Foreign Subsidiary and any Domestic Subsidiary substantially all of the assets of which (whether held directly or through one or more entities disregarded for U.S. federal income tax purposes) consist of capital stock (or capital stock and debt) (including any debt instrument treated as equity for U.S. federal income tax purposes) of one or more Foreign Subsidiaries that are CFCs.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i)imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 18(b) of the Notes and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning set forth in Section 2(r)(ii).

“Fee Letter” means that certain Fee Letter dated as of the date hereof, by and among Sonder Holdings, the Collateral Agent and the Administrative Agent.

“Financial Officer” means the chief financial officer, treasurer, chief accounting officer, head of finance, vice president of finance or corporate controller of Sonder Holdings.

“First Lien/Second Lien Intercreditor Agreement” means that certain Intercreditor and Subordination Agreement, dated as of the date hereof, by and among the Lenders, Collateral Agent, Notes Purchase Collateral Agent (as defined in the Pari Passu Note Purchase Agreement) and the Subordinated Agent, and acknowledged by Sonder Holdings, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary..

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSHCO” has the meaning set forth in the Security Agreement.

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“GAAP” means generally accepted accounting principles in the United States of America applied on a consistent basis.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Group Members” means the Parent and its Subsidiaries.

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification obligations. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligation” has the meaning set forth in Section 10(a).

“Guarantor” means each Person that shall have become a party hereto as a “Guarantor” and shall have provided a Guaranty of the Obligations by executing and delivering a Joinder Agreement; provided that for purposes of Section 10, the term “Guarantors” shall also include Sonder Holdings (except with respect to the Direct Borrower Obligations).

“Guaranty” means the guaranty of each Guarantor set forth in Section 10.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“IFRS” means international financial reporting standards within the meaning of IAS Regulation 1606/2002.

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“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(c)            net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than (i) accrued expenses and accounts payable in the ordinary course of business and consistent with past practice and not past due for more than ninety (90) days, (ii) accruals for payroll and other liabilities accrued in the ordinary course of business and consistent with past practice and (iii) earnout obligations unless required to be reflected as liabilities on the balance sheet of such Person in accordance with GAAP);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest in such Person; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other entity to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding the foregoing, Indebtedness shall not include (1) deferred revenue incurred by any Person in the ordinary course of business, (2) intercompany liabilities arising from cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness, in each case having a term not exceeding 364 days (inclusive of any rollover or extension of terms) and made in the ordinary course of business and consistent with past practice and(3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Intellectual Property” has the meaning set forth in the Security Agreement.

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“Intercreditor Agreements” means (i) the Pari Passu Intercreditor Agreement and (ii) the First Lien/Second Lien Intercreditor Agreement.

“Investment” means any loan, advance (other than advances to employees or other providers of services for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and consistent with past practice), extension of credit (by way of Guarantee or otherwise) or capital contributions by Sonder Holdings or any of their Subsidiaries to any other Person (other than any Loan Party), and any Acquisitions.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of Sonder Holdings or any Subsidiary.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C, for Guarantors, executed and delivered in accordance with Section 8(k).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Junior Indebtedness” means, collectively, any Indebtedness for borrowed money of Sonder Holdings or any of its Subsidiaries that is (x) secured by a Lien on the Collateral that is junior in priority to the Lien on the Collateral securing the Obligations (including, for the avoidance of doubt, the Subordinated Notes), or (y) subordinated in right of payment to the Obligations (including, for the avoidance of doubt, the Subordinated Notes).

“Junior Indebtedness Documents” means any document, agreement or instrument evidencing or governing any Junior Indebtedness (including, for the avoidance of doubt, the Subordinated Notes Documents).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” has the meaning given to such term in the introductory paragraph to this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

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“Loan” means a loan made by a Lender to the Borrower pursuant to this Agreement.

“Loan Party” or “Loan Parties” shall mean, individually or collectively, Sonder Holdings and the Guarantors.

“Marriott” shall have the meaning set forth in the introductory paragraph hereof

“Marriott License Agreement” means that certain License Agreement, dated as of August 13, 2024, by and among Marriott International, Inc., Global Hospitality Licensing S.A.R.L. and Sonder Holdings, as amended, restated, supplemented or modified from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Group Members, taken as a whole; (b) a material impairment of the rights and remedies, taken as a whole, of the Lenders under the Transaction Documents, or of the ability of any Loan Party to perform its payment obligations under any Transaction Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Transaction Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract or agreement (excluding leases of units rented to third parties in the ordinary course of business and consistent with past practice) (a) to which such Person is a party involving aggregate consideration payable to or by such Person of $250,000 or more in any fiscal year or (b) otherwise material to the business, financial condition, operations, performance or properties of such Person or (c) any other contract, agreement, permit or license, written or oral, of any Group Member as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; provided that any employment offer letter that would be a Material Contract under clause (a) shall not be a Material Contract for purposes of this definition.

“Maturity Date” means July 4, 2026.

“Moody’s” means Moody’s Investor Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Sonder Holdings or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Sonder Holdings or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Available Cash” has the meaning given in the Notes.

“Notes” means the notes issued by Borrower under this Agreement, as such Notes may be amended, amended and restated, supplemented or modified from time to time.

“Notes Register” means records maintained by the Administrative Agent.

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“Obligations” means all amounts owing by any Loan Party to the Lenders, Collateral Agent or Administrative Agent under the Notes, the Security Agreement, this Agreement or any other Transaction Document and all interest which accrues after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, trust or other form of business entity, the partnership or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to any assignment.

“Outstanding Principal Balance” shall have the meaning specified in each Note.

“Pari Passu Intercreditor Agreement” means that certain Pari Passu Intercreditor Agreement, dated as of the date hereof, by and among the Lenders, Pari Passu Investors, the Collateral Agent, the Note Purchase Collateral Agent (as defined in the Pari Passu Note Purchase Agreement) and acknowledged by Sonder Holdings and the other Loan Parties, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Pari Passu Investors” means the Persons listed on the schedule of investors attached to the Pari Passu Note Purchase Agreement as Schedule I (as updated from time to time in accordance with the terms thereof).

“Pari Passu Note Documents” means the Pari Passu Note Purchase Agreement and all other agreements, instruments and other documents entered into in connection with the Pari Passu Note Purchase Agreement, as each may be amended and restated, supplemented or otherwise modified from time to time.

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“Pari Passu Note Purchase Agreement” means that certain Note and Warrant Purchase Agreement, dated as of the date hereof, by and among the Loan Parties and Pari Passu Investors, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all licenses of the foregoing whether as licensee or licensor; (e) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (f) all rights to sue for past, present, and future infringements thereof; and (g) all rights corresponding to any of the foregoing throughout the world.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Sonder Holdings and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permits” means any and all approvals, permits, registrations, permissions, licenses, authorizations, consents, certifications, actions, orders, waivers, exemptions, variances, franchises, filings, declarations, rulings, registrations and applications from or issued by any Governmental Authority.

“Permitted Liens” has the meaning set forth in Section 9(b).

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to the Parent or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Group Members; (e) the sale or disposition of Cash Equivalents for fair market value; and (f) dispositions of furniture, décor and kitchenware and other household supplies (like linens and towels) by any Group Member to any other Group Member or another Subsidiary in the ordinary course of business.

“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) that is subject to ERISA and either (i) maintained for employees of Sonder Holdings or any ERISA Affiliate or (ii) pursuant to which Sonder Holdings or any ERISA Affiliate is required to contribute on behalf of any of its employees.

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“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender, or any combination thereof (as the context requires).

“Related Parties” or “Related Party” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means the Lenders holding at least two-thirds of the aggregate Outstanding Principal Balance of the then-outstanding Notes.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 5(j), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Lenders, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Lenders, appropriate authorization documentation, in form and substance satisfactory to the Lenders.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Parent or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Parent or any of its Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sale and Leaseback Transaction” means, with respect to Sonder Holdings or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby Sonder Holdings or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and within ninety (90) days thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

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“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control (and any successor performing similar functions) of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury or the Hong Kong Monetary Authority.

“Secured Parties” means the Lenders, the Collateral Agent and the Administrative Agent in each case from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreements” (a) those certain Securities Purchase Agreements, dated as of August 13, 2024, by and between Sonder Holdings and the purchasers party thereto, and (b) those certain Securities Purchase Agreements, dated as of April 11, 2025, by and between Sonder Holdings and the purchasers party thereto, in each case, relating to the purchase of Sonder Holdings’ Series A Convertible Preferred Stock.

“Security Agreement” means that certain Pledge and Security Agreement, in substantially the form attached hereto as Exhibit G, by and among the Loan Parties and the Collateral Agent, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Parent substantially in the form of Exhibit E.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business and consistent with past practice. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Sonder Holdings” shall have the meaning set forth in the introductory paragraph hereof.

“Statement of Cash Flows” means a Consolidated statement of cash flows delivered pursuant to Section 8(a)(i) or Section 8(a)(ii), as applicable.

“Subordinated Agent” means Alter Domus (US) LLC, as collateral agent for the Subordinated Lenders.

“Subordinated Lenders” means the investors from time to time party to the Subordinated Note Purchase Agreement.

“Subordinated Note Documents” means the Subordinated Note Purchase Agreement, the Subordinated Notes and all other agreements, instruments and other documents entered into in connection with the Subordinated Note Purchase Agreement, as each may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Subordinated Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of December 10, 2021, by and among the Loan Parties and the Subordinated Lenders, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Subordinated Notes” means the promissory notes issued by Sonder Holdings and certain of the other Loan Parties to the Subordinated Lenders under the Subordinated Note Purchase Agreement, as each may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of voting stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity (including by value) or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the partnership interests are, as of such date, owned (directly or indirectly), controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.

“SVB Loan Agreement” means that certain Loan and Security Agreement, dated as of December 21, 2022, by and among Sonder Holdings and the other Loan Parties and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company, as amended.

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“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” shall have the meaning specified in the Notes.

“Termination Date” means the date on which (a) the Commitments have expired or been terminated and (b) the principal of and interest on each Note and all fees and other Obligations payable under the Transaction Documents (other than any inchoate indemnity obligations) shall have been paid in full pursuant to the terms of the Notes.

“Third Amendment to Marriott License Agreement” means the Third Amendment to License Agreement, dated as of the date hereof, by and among Marriott International, Inc., Global Hospitality Licensing S.A.R.L. and Sonder Holdings].

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

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“Transaction Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes, each Collateral Document, the Pari Passu Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement, the Security Agreement and each other similar document, letter agreement, agreement or instrument in connection with the transactions expressly contemplated by this Agreement or that evidences, secures or supports the Obligations under this Agreement, the Notes and the Collateral Documents.

“UK Bribery Act” has the meaning set forth in Section 2(r)(ii).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“Variance Report” means a monthly variance report prepared by a Responsible Officer of the Loan Parties, comparing for each applicable Variance Period the aggregate actual disbursements against the most recent previously delivered Cash Flow Forecast, in form and detail reasonably satisfactory to the Required Lenders.

“Variance Period” means (i) the period commencing September 1, 2025 and ending September 28, 2025, and (ii) then, each four-week period ending thereafter.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.

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